February 2, 2009

Northeast Bancorp

500 Canal Street

Lewiston, ME 04240

Ladies and Gentlemen:

This opinion is furnished to you in connection with the filing by Northeast Bancorp, a Maine corporation (the “Company”), of a Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) with respect to (a) a certain Warrant dated December 12, 2009 (the “Warrant”) for the purchase of Common Stock of the Issue, and (b) the Common Stock of the Company issuable on exercise of the Warrant.

We have acted as special Maine counsel to the Company in connection with said Registration Statement, and the related Prospectus included therewith. In connection with such representation, we have examined originals, or copies identified or certified to our satisfaction as being true copies, of the following:

1.	The Warrant;

2.         A certificate of the Secretary of State of the State of Maine regarding the good standing of the Company dated as of January 26, 2009; and

3.         The Articles of Incorporation of the Company, as amended to date, and certified by the Secretary of State of the State of Maine on January 26, 2009;

4.         The By-laws of the Company, as amended to date, and resolutions adopted by the Board of Directors of the Company and relating, inter alia, to the Warrant, the Common Stock issuable on exercise of the Warrant, and the Registration Statement, certified by its Secretary.

In addition, we have reviewed such matters of law and have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate documents, certificates, instruments, proceedings and materials, and have made such other investigations and inquiries as we have deemed relevant and necessary to enable us to express the opinions hereinafter expressed.

The opinions expressed herein are subject in all respects to the following qualifications, limitations, assumptions and exceptions:

A.        In the course of our review, we have assumed the genuineness of all signatures other than those of the Company, the authenticity of all documents submitted

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to us as originals, and the conformity to original documents of all documents submitted as certified or photostatic copies.

B.        Our opinions set forth herein are based upon and rely upon the current state of the law and, in all respects, are subject to and may be limited by future legislation as well as by developing case law. We assume no obligation to update or supplement our opinions set forth herein to reflect any fact or circumstance that may hereafter come to our attention or any change in laws that may hereafter occur.

C.        The opinions expressed herein relate solely to the laws of the State of Maine, and no opinion is expressed with respect to the laws of any other jurisdiction.

Based upon the foregoing, and subject to the qualifications, limitations, assumptions, and exceptions set forth herein, it is our opinion that:

1.         The Warrant has been duly authorized, executed and delivered by the Company; and

2.         The shares of Common Stock to be issued by the Company upon the exercise of the Warrant have been duly authorized and reserved for issuance and, when issued in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

PIERCE ATWOOD LLP

By:_/s/ James Zimpritch_

Partner

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